Exhibit 99.1

Tel-Instrument Electronics Corp Announces Additional CRAFT Contract with a Maximum Value of $9.5 Million

East Rutherford, NJ – October 23, 2013 – Tel Instrument Electronics Corp. (“Tel” or “Company”) (NYSE MKT: TIK) announced today that it has received an additional contract for the CRAFT program with a maximum value of $9.5 million.

The order is a not-to-exceed $9.5 million fixed-price, indefinite-delivery/indefinite-quantity (“IDIQ”) contract for the manufacture and delivery of communications/navigation radio frequency avionics flight line tester (“CRAFT”) AN/USM-708 and/or AN/USM-719. This contract is in support of the U.S. Navy, U.S. Marine Corps, U.S. Army and various Foreign Military Sales customers under the Foreign Military Sales program.

Mr. Jeff O’Hara, President and CEO, commented “this follow-on contract further strengthens our position in the industry as the predominant supplier of Mode 5 test equipment. The CRAFT unit has been well received by the end users and we look forward to working with the U.S. Navy on this program, and believe it will be the Mode 5 test set of choice for a number of years. The Company expects delivery orders to be issued on this IDIQ contract in the current fiscal year.”

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com